Exhibit 10.15
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 16, 2009, and effective as of January 1, 2009, by and among GNC Acquisition Holdings Inc., a Delaware corporation (“Holdings”), General Nutrition Centers, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Centers,” and together with Holdings, referred to herein as “GNC”), and Joseph M. Fortunato (the “Executive”).
     WHEREAS, Holdings, Centers and the Executive have previously entered into the Employment Agreement, dated as of March 16, 2007 (the “Effective Date”), as amended as of April 7, 2007 (the “Original Employment Agreement”); and
     WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment of the Executive; Duties.
          1.1 Title. During the Employment Period (as defined in Section 2.2 hereof), the Executive shall serve as (a) Chief Executive Officer of Centers and (b) Chief Executive Officer of Holdings.
          1.2 Duties. During the Employment Period, the Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of the Executive’s positions and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may be reasonably assigned to the Executive by the Board of Directors of Centers (the “Centers Board”) or the Board of Directors of Holdings (the “Holdings Board”), as applicable, commensurate with the Executive’s positions. The Executive shall report solely and directly to the Holdings Board. The Executive’s duties, titles and responsibilities shall not be changed materially at any time without his consent (other than during any period where the Executive is incapacitated due to physical or mental illness). Except for sick leave, reasonable vacations, excused leaves of absence, or as otherwise provided in this Agreement, the Executive shall, throughout the Employment Period, devote substantially all the Executive’s working time, attention, knowledge and skills faithfully, and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s positions in furtherance of the business affairs and activities of GNC and its Affiliates (as defined in Section 5.4(a)). Notwithstanding the foregoing, the Executive is permitted, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities under this Agreement or create an adverse business conflict with any Company Party (as defined in Section 5.4(b)), to (a) manage his personal, financial, and legal affairs, (b) serve on civic or charitable boards or committees (it being understood that his continuing to serve on the boards and committees set forth on Exhibit A, will, as of the Effective Date, be deemed not to interfere with the performance of his duties and responsibilities under this Agreement), and (c) deliver lectures or fulfill speaking engagements. Except where GNC provides its written consent otherwise (which consent will not be unreasonably withheld), the Executive shall maintain his principal residence within 75 miles of the principal office of Centers as of the Effective Date. The Executive shall at all times be subject to, comply with, observe and carry out faithfully to the best of his ability and in all material respects (x) Centers lawful rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time and (y) such lawful rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as either the Centers Board or the Holdings Board may from time to time reasonably establish or approve for their executive officers.
          1.3 Board Membership. During the Employment Period, the Executive will serve as a member of (a) the Centers Board and as a member of the executive committee of the Centers Board and (b) the Holdings Board and as a member of the executive committee of the Holdings Board.
     2. Term of Employment.
          2.1 Employment Period. The employment of the Executive hereunder will commence on the Effective Date and continue until the fifth (5th) anniversary thereof (the “Initial Employment Period”), unless terminated earlier in accordance with the provisions of Section 4 of this Agreement.
          2.2 Extension. Unless terminated earlier in accordance with the provisions of Section 4 of this Agreement, the employment of the Executive will automatically continue after the end of the Initial Employment Period for additional and successive one (1)-year periods (each an “Extension Period” and, together with the Initial Employment Period, the “Employment Period”), unless GNC or the Executive notifies the other in writing not less than one (1) year prior to the end of the Initial Employment Period, or the end of the applicable Extension Period, of its or the Executive’s election, in its or the Executive’s sole discretion, not to extend the Employment Period.
     3. Compensation and General Benefits.
          3.1 Base Salary. During the Employment Period, Centers agrees to pay to the Executive an annual base salary in an amount not less than $860,000, to be reviewed annually by the Holdings Board or the compensation committee of the Holdings Board (the “Compensation Committee”), for upward adjustments only (as the Holdings Board (or the Compensation Committee), acting in its sole discretion, determines to be reasonable and appropriate); provided, however, that such amount will be increased pursuant to such review effective as of January 1 of each year during the Employment Period, beginning with January 1, 2008, by a percentage no less than the percentage increase in the Consumer Price Index for All Urban Consumers, as published by Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review (such base salary as adjusted from time to time, the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with Centers’ normal payroll practices and procedures in effect from time to time for the payment of salaries to executive officers of Centers, but in no event less frequently than monthly.
          3.2 Bonus. During the Employment Period, the Executive shall be eligible to receive from Centers an annual performance bonus (the “Annual Bonus”), which shall have a target of seventy-five percent (75%) of Base Salary with a maximum of one hundred and twenty-five percent (125%) of Base Salary if Centers exceeds the annual goals for the applicable year. Such annual goals shall be determined by the Holdings Board (or the Compensation Committee) in good faith consultation with the Executive. The Holdings Board (or the Compensation Committee) may determine to provide the Executive with any other additional bonus from time to time in its sole discretion. Any Annual Bonus earned, and any other discretionary bonus awarded if applicable, shall be payable in full no later than March 15 of the year following the year the bonus is earned, and in accordance with Centers’ normal payroll practices and procedures. The Annual Bonus shall be based on the achievement of corporate and personal goals and objectives established under the terms of a plan to be developed jointly in good faith by GNC and the Executive (the “Plan”). The Plan will establish financial objectives and financial goals related to Centers. Except as otherwise expressly provided in Section 4, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall be contingent on the Executive’s continued employment with Centers through the date such payment is determined and becomes payable under the terms of the Plan.
          3.3 Expenses. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Agreement, Centers shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in performing the Executive’s duties hereunder on behalf of GNC or its Affiliates, subject to, and consistent with, Centers’ policies for executive officer expense payment and reimbursement, in effect from time to time.
          3.4 Fringe Benefits. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Agreement, the Executive shall be entitled to participate in, and to receive benefits under, (a) any benefit plans, arrangements, or policies made available by Centers to its executive officers generally, subject to and on a basis consistent with the terms, conditions, and overall administration of each such plan, arrangement or policy and (b) without limiting the foregoing, the benefits set forth on Exhibit B attached hereto (with items 6 through 13 listed on Exhibit B being referred to herein as the “Perquisites”).
          3.5 Equity Interests.
          (a) On the Effective Date, the Executive shall be permitted to and shall purchase a number of shares of Holdings Class A Common Stock, par value $0.001 per share (“Holdings Common Stock”), and Holdings preferred stock, par value $0.001 per share (together with Holdings Common Stock, the “Holdings Stock”), pursuant to the terms and conditions of that certain Contribution and Exchange Agreement dated as of the date hereof.
          (b) On the Effective Date, the Executive shall receive an award of options to purchase the number of shares of Holdings Common Stock equal to 2.63% of the Holdings

Common Stock then outstanding, on a fully-diluted basis (taking into account all options granted or reserved for issuance as part of the management option pool), with 50% of such options having an exercise price equal to the price per share of Holdings Common Stock paid by Ares Corporate Opportunities Fund II, L.P. (“Ares”) and Ontario Teachers’ Pension Plan Board (“OTPP,” and together with Ares and any other co-investor, the “Sponsor”) or their Affiliates in connection with the equity funding of Holdings (the “Sponsor Buy-In Price”) and 50% of such options having an exercise price equal to the amount obtained by multiplying the Sponsor Buy-In Price by 1.5. The options will be awarded under the terms of the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “Equity Incentive Plan”) and subject to the provisions of Holdings’ standard option agreements which will contain customary provisions, including, consistent with the past practice at Centers, a provision entitling the holder to receive a special bonus payment for any extraordinary dividends paid to Sponsor (other than special dividends paid to the holders of the Class B Common Stock of Holdings in accordance with Holdings’ Certificate of Incorporation, as amended from time to time) and customary provisions relating to post-termination exercise periods (which, in any event, would not be less than one (1) year in the event of Executive’s death or Total Disability (as defined in Section 4.2(c)) or sixty (60) days in the event of a termination without Cause (as defined in Section 4.3(g)) or with or without Good Reason (as defined in Section 4.3(h))). The options will be time based and will vest annually over a four (4) year period on each anniversary of the grant date subject to the Executive’s continuous employment with Centers through each such vesting date and will have an outside exercise date of ten (10) years from the date of grant, subject to earlier termination in certain circumstances. The options having an exercise price equal to the Sponsor Buy-In Price will be incentive stock options to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). All other options will be nonqualified options.
          (c) During the Employment Period and in the sole discretion of, and subject to the approval of, the Holdings Board (or any compensation committee or other appropriate committee under the Equity Incentive Plan), the Executive shall be eligible to participate in and be granted awards under the Equity Incentive Plan.
          (d) In the event of a Change in Control (as defined in Section 4.3(i)), all of the Executive’s stock options shall vest in full and become immediately exercisable and all restrictions with respect to restricted stock issued to the Executive, if any, shall lapse.
     4. Termination.
          4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.
          4.2 Death or Disability of the Executive.
          (a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive or, (ii) at the option of GNC, upon not less than fifteen (15) days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.2(c)).
          (b) In the event the Executive’s employment is terminated pursuant to this Section 4.2, then, subject to reduction by any benefits paid or payable to the Executive, the Executive’s beneficiaries or estate under any Centers-sponsored disability benefit plan program or policy for the period following such date of termination (provided, however, that no such reduction shall be made for any benefits paid upon the Executive’s death under Centers’ life insurance policy), the following provisions shall apply:
               (i) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, (A) any accrued but unpaid Base Salary paid in accordance with Centers’ normal payroll practices and procedures, (B) any accrued but unpaid Annual Bonus, if any, with respect to the fiscal year prior to the year in which termination occurs, paid in accordance with Section 3.2 (the “Accrued Bonus”), (C) a lump sum payment for any accrued but unpaid Perquisites within 30 days of termination, (D) a lump sum payment for any accrued vacation within 30 days of termination, and (E) reimbursement of expenses in accordance with Section 3.3 (collectively, “Accrued Obligations”);
               (ii) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, a lump sum payment equal to the sum of (x) the Executive’s current Base Salary and (y) the annualized value of the Perquisites as determined in good faith by the Accounting Firm (as defined in Section 4.3(f)(ii)) using customary valuation methods, payable on the 30th day following the date of termination;
               (iii) Centers shall pay to the Executive, or to the Executive’s guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, provided that bonus targets (other than individual targets) are met for the year of such termination (any such bonus shall be payable no later than March 15 of the year following the year the bonus is earned, and in accordance with Centers’ normal payroll practices and procedures); and
               (iv) if (x) the Executive, guardian or personal representative, as the case may be, timely elects continuation coverage (with respect to the Executive’s coverage or any eligible dependent coverage, as applicable) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to Centers’ group health insurance plan and (y) the Executive, guardian or personal representative, as the case may be, continue timely co-payment of premiums at the same level and cost as if the Executive were an employee of Centers (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Centers shall be responsible for payment of the monthly cost of COBRA Continuation Coverage to the same extent it paid for such coverage for the Executive’s coverage or any eligible dependent coverage, as applicable, immediately prior to the date of the termination pursuant to this Section 4.2, such payment to continue for the period permitted by COBRA; provided, however, that if, in the event of termination due to Total Disability, the

Executive obtains other employment that offers substantially similar or improved group health benefits, COBRA Continuation Coverage shall cease.
          (c) Subject to the last sentence of this Section 4.2(c), for purposes of this Agreement, “Total Disability” means (i) the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by GNC that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable to substantially perform, with or without reasonable accommodation, the material duties of the Executive required by this Agreement, and that such disability has lasted for ninety (90) consecutive days or any one hundred twenty (120) days during the immediately preceding twelve (12) month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) the Executive’s qualifying for benefits under Centers long-term disability coverage, if any. In conjunction with determining Total Disability for purposes of this Agreement, the Executive hereby consents to (x) any reasonable examinations that the Holdings Board or the Compensation Committee determines are relevant and reasonably necessary to a determination of Total Disability or are required by GNC’s physician, (y) furnish such medical information as may be reasonably requested and (z) waive (only as to GNC and for the limited purpose of determining Total Disability in accordance with this Agreement, subject to an appropriate confidentiality understanding by GNC) any applicable physician patient privilege that may arise because of such examination. Notwithstanding anything to the contrary in this Section 4.2(c), “Total Disability” shall have the definition of “Disabled” contained in Section 409A of the Code, in any instance in which amounts are paid under this Agreement as a result of the Executive’s Total Disability and such amounts are treated as deferred compensation under Section 409A of the Code.
          (d) With respect to outstanding stock options and restricted stock held by the Executive as of the date of termination pursuant to this Section 4.2, any such options that would become vested and exercisable, and any restricted stock awards the restrictions with respect to which would lapse, in each case assuming the Executive had continued to be employed with Centers, during the calendar year in which termination occurs and the year following the end of such calendar year shall immediately vest and become exercisable, as applicable, as of the date of the termination.
          4.3 Termination Without Cause or Resignation For Good Reason; Non-Renewal.
          (a) GNC may terminate the Executive’s employment without Cause (as defined in Section 4.3(g)), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.
          (b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason,” upon not less than sixty (60) days’ prior written notice to GNC specifying in reasonable detail the reason therefor; provided, however, that GNC shall have a reasonable opportunity to cure any such Good Reason

(to the extent possible) within thirty (30) days after GNC’s receipt of such notice; and provided, further, that, if GNC is not seeking to cure, GNC shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period. A determination of whether the Executive has Good Reason under Sections 4.3(h)(i) or (ii) for termination of the Executive’s employment under this Agreement, and of whether GNC has effectively cured and thus eliminated the grounds for such Good Reason, shall be made only by a two-thirds vote of the Holdings Board (excluding the Executive for such purposes), within its sole judgment and discretion, acting in good faith after having met with Centers’ Vice President of Human Resources. A determination by the Holdings Board made in accordance with this Section 4.3(b) that Good Reason does not exist or has been cured will not prevent the Executive from challenging such determination.
          (c) Following the Initial Employment Period, GNC may decline to renew this Agreement for an additional Extension Period, in accordance with Section 2.2 hereof, for reasons other than those that would otherwise constitute Cause, provided that the Executive shall be required to continue to provide services hereunder through the end of the Employment Period.
          (d) In the event the Executive’s employment is terminated pursuant to this Section 4.3, then, subject to Sections 4.3(e) and 4.6 hereof, the following provisions shall apply:
               (i) Centers shall pay the Executive the Accrued Obligations in accordance with Section 4.2(b)(i);
               (ii) Centers shall pay the Executive a lump sum of two (2) times the Base Salary and the annualized value of the Perquisites, as determined in good faith by the Accounting Firm using customary valuation methods; provided, however, that if such termination occurs either (x) “in anticipation of” (as defined in Section 4.3(j)) or during the two (2) year period following, a Change in Control or (y) within the six (6) months prior to or at any time following, the consummation of the first public offering of the Holdings Common Stock or other equity securities of Holdings or any of its subsidiaries pursuant to a registration statement (other than on Form S-8 or similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission (an “IPO”), then such payment will be a lump sum of three (3) times the Base Salary and the annualized value of the Perquisites, as determined in good faith by the Accounting Firm using customary valuation methods. All payments pursuant to Sections 4.3(d)(i) and (ii) shall be made on the 30th day following the date of termination;
               (iii) Centers shall pay to the Executive a lump sum of two (2) times an amount equal to the average Annual Bonus paid or payable under Section 3.2 with respect to the most recent three (3) fiscal years, starting no earlier than the Effective Date (determined by annualizing the bonus paid or payable with respect to any partial fiscal year); provided, however, that that if such termination occurs either (x) in anticipation of or during the two (2) year period following, a Change in Control or (y) within the six (6) months prior to or at any time following, an IPO, then such payment will be a lump sum of three (3) times the amount equal to the average Annual Bonus paid or payable under Section 3.2 with respect to the most recent three (3) fiscal years, starting no earlier than the Effective Date (determined by annualizing the bonus paid or payable with respect to any partial fiscal year). All payments pursuant to Sections 4.3(d)(iii) shall be made on the 30th day following the date of termination;
               (iv) if (x) the Executive timely elects COBRA Continuation Coverage with respect to Centers’ group health insurance plan and (y) the Executive continues timely co-payment of premiums at the same level and cost as if the Executive were an employee of Centers (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Centers shall be responsible for payment of the monthly cost of COBRA Continuation Coverage to the same extent it paid for such coverage for the Executive’s coverage or any eligible dependent coverage, as applicable, immediately prior to the date of the termination pursuant to this Section 4.3, such payment to continue for the period permitted by COBRA; provided, however, that if the Executive obtains other employment that offers substantially similar or improved group health benefits, COBRA Continuation Coverage shall cease;
               (v) with respect to outstanding stock options and restricted stock held by the Executive as of the date of termination pursuant to this Section 4.3, any such options that would become vested and exercisable, and any restricted stock awards the restrictions with respect to which would lapse, in each case assuming the Executive had continued to be employed with Centers, during the twenty-four (24) month period following the date of termination shall immediately vest and become exercisable, as applicable; provided, however, that if such termination occurs either (x) in anticipation of a Change in Control or (y) within the six (6) months prior to or at any time following, an IPO, any options that would become vested and exercisable, and any restricted stock awards restrictions with respect to which would lapse, in each case, during the thirty-six (36) month period following the date of termination shall immediately vest and become exercisable.
          (e) As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(d) hereof, the Executive agrees to execute a release in substantially the form attached hereto as Exhibit C.
          (f) (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by Centers or any Affiliate or successor of Centers or by any other Person (as defined in Section 5.4(f)) or that any other event occurring with respect to the Executive and Centers for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations or guidance promulgated or issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals three (3) times the Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code), minus one dollar ($1.00) (the “Payment Reduction”). To the extent necessary to effect the Payment Reduction, Centers shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the initial determination, subject to the confirmation of the Accounting Firm (as defined herein) with respect to the intended effect of such Payment Reduction. Notwithstanding the foregoing, the Payment Reduction shall not apply if the Accounting Firm determines that, on an after-tax basis, the Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following the Payment Reduction as required hereby.
               (ii) Subject to the provisions of Section 4.3(f)(iii), all determinations required to be made under this Section 4.3(f), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be Centers’ outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and Centers within fifteen (15) business days of the receipt of notice from Centers or the Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by Centers. Any determination by the Accounting Firm shall be binding upon Centers and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 4.3(f)(iii) and (iv)), in the absence of material mathematical or legal error.
               (iii) If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 4.3(f)(ii), the Accounting Firm subsequently determines that (A) a Payment Reduction should have been made and was not, or a larger Payment Reduction should have been made in accordance with Section 4.3(f)(ii) (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Executive, will be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and will be repaid by the Executive to Centers in full within thirty-five (35) days after the Executive receives notice of the Accounting Firm’s determination, which notice shall be provided to Executive within sixty (60) days of the date that Centers first learns of the Overpayment from the Accounting Firm; provided, however, that the amount of the Overpayment to be repaid by the Executive to Centers will be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in any applicable Excise Tax by reason of such repayment of the Overpayment, or (B) a Payment Reduction was made and should not have been made, or a smaller Payment Reduction should have been made in accordance with Section 4.3(f)(ii) (an “Underpayment”), any such Underpayment will be due and payable by Centers to the Executive within thirty-five (35) days after Centers receives notice of the Accounting Firm’s determination. Notwithstanding the foregoing, any subsequent determination by the Accounting Firm of an Overpayment or Underpayment in accordance with this Section 4.3(f)(iii) must be made within seventy-five (75) days after the Accounting Firm’s initial determination under Section 4.3(f)(ii).
               (iv) The Executive shall give written notice to Centers of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within fifteen (15) days after the Executive shall have received written notice of such claim. The Executive shall cooperate with

Centers in determining whether to contest or pay such claim and shall not pay such claim without the written consent of Centers, which shall not be unreasonably withheld, conditioned or delayed.
               (v) This Section 4.3(f) shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.
          (g) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events, as determined in good faith by a two-thirds vote of the Holdings Board (excluding the Executive for such purposes), after the Executive (and his counsel) has been given a reasonable opportunity to be heard at a Holdings Board meeting specifically called for the purpose of making the Cause determination:
               (i) the Executive’s conviction of, or plea of nolo contendere to, a crime which constitutes a felony;
               (ii) the Executive’s willful disloyalty or deliberate dishonesty with respect to GNC or any of its Affiliates which is injurious to the financial condition, business or reputation of either of GNC or any of its Affiliates;
               (iii) the commission by the Executive of an act of fraud or embezzlement against GNC or any of its Affiliates;
               (iv) a material breach by the Executive of any provision of this Agreement or any other written contract or agreement between the Executive and Holdings or Centers or any of their Affiliates, which, if curable, is not cured within 30 days after delivery to the Executive by Holdings or Centers, as applicable, of written notice of such breach; provided, that, if such breach, if curable, is not capable of being cured within such 30-day period, the Executive will have a reasonable additional period as will be agreed to by Holdings or Centers, as applicable, in their sole discretion, to cure such breach; or
               (v) the willful and continued failure by the Executive to materially perform the duties of the positions of Chief Executive Officer of Centers or Chief Executive Officer of Holdings or his continued failure to substantially perform duties requested or prescribed by the Centers Board or the Holdings Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or death), which, if curable, is not cured within 30 days after delivery to the Executive by Holdings or Centers, as applicable, of written notice of such failure; provided, that, if such failure, if curable, is not capable of being cured within such 30-day period, the Executive will have a reasonable additional period as will be agreed to by Holdings or Centers, as applicable, in their sole discretion, to cure such failure.
          Cause will not solely exist because of the Executive’s, Centers’ or Holdings’ unsatisfactory performance. No act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of GNC or any of its Affiliates. A determination of Cause in accordance with this section shall not prevent the Executive from challenging the Holdings Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Holdings Board’s determination.
          (h) the Executive may terminate his employment for “Good Reason” after he has actual knowledge of the occurrence, without his prior written consent (which consent shall be limited to the specific event in question and shall not constitute the waiver by the Executive of his right to withhold his consent with respect to any similar event or occurrence unless specifically stated in the consent), of any of the following:
               (i) GNC’s failure to comply with any material provisions of this Agreement which is not cured within 30 days after the Executive has given written notice of such noncompliance to GNC;
               (ii) a material adverse change by GNC in the Executive’s responsibilities, duties or authority (including, but not limited to any change in reporting obligation) as the Chief Executive Officer of Centers or as the Chief Executive Officer of Holdings, which, in the aggregate, causes the Executive’s positions with GNC to have less responsibility or authority than the Executive’s position immediately prior to such change (other than temporarily during any period where the Executive is incapacitated due to physical or mental illness);
               (iii) removal of the Executive from the position of Chief Executive Officer of Centers or from the position of Chief Executive Officer of Holdings, or failure to elect (or appoint) the Executive to, or removal of the Executive from, the Centers Board or the Holdings Board;
               (iv) a material reduction in the Executive’s Base Salary; or
               (v) the Executive’s principal place of business for performing services to Centers moves to a new location that is more than 75 miles from the Executive’s principal place of business existing on the Effective Date.
          In the event that the Executive has actual knowledge of an event or occurrence giving the Executive a right to terminate his employment for Good Reason for a period of more than ninety (90) days, such event or occurrence shall cease to constitute Good Reason; provided, however, that the foregoing will not constitute a waiver of the Executive’s right to terminate this Agreement for Good Reason for any subsequent similar event or occurrence.
          (i) For purposes of this Agreement, a “Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:
               (i) the acquisition (including any acquisition through purchase, reorganization, merger, consolidation or similar transaction) in one or more transactions by any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 4.3(i) only, a “Person”), other than any acquisition by any Permitted Holder or any of its Related Parties or a Permitted

Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares or other securities (as defined in Section 3(a)(10) of the Exchange Act) representing 50% or more of either (1) the Holdings Common Stock or (2) the combined voting power of the securities of Holdings entitled to vote generally in the election of directors of the Holdings Board (the “Holdings Voting Securities”), in each case calculated on a fully diluted basis after giving effect to such acquisition; provided, however, that none of the following acquisitions shall constitute a Change in Control as defined in this clause (i): (A) any acquisition by any Person or group of Persons consisting solely of stockholders of Holdings on the Effective Date, (B) any acquisition so long as such acquisition does not result in any Person (other than any stockholder or stockholders of Holdings on the Effective Date), beneficially owning shares or securities representing 50% or more of either the Holdings Common Stock or Holdings Voting Securities, (C) any acquisition, after which the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Holdings Board; or
               (ii) any election has occurred of Persons to the Holdings Board that causes two-thirds of the Holdings Board to consist of Persons other than (A) Persons who were members of the Holdings Board on the Effective Date and (B) Persons who were nominated for elections as members of the Holdings Board at a time when two-thirds of the Holdings Board consisted of Persons who were members of the Holdings Board on the Effective Date; provided, however, that any Person nominated for election by a Holdings Board at least two-thirds of whom constituted Persons described in clauses (A) or (B) or by Persons who were themselves nominated by such Holdings Board shall, for this purpose, be deemed to have been nominated by a Holdings Board composed of Persons described in clause (A); or
               (iii) approval by the stockholders of Holdings of (A) a complete liquidation or dissolution of Holdings or Centers or (B) the sale or other disposition (other than a merger or consolidation) of all or substantially all of the assets of Holdings and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder or a Related Party of a Permitted Holder; or
               (iv) Centers ceases to be a direct or indirect wholly owned subsidiary of Holdings.
          For purposes of this Section 4.3(i), the following terms shall have the following meanings:
          (1) “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d) of the Exchange Act) at any time prior to Holdings’ initial public offering of common stock, solely by virtue of the Stockholders Agreement by and among Holdings, Ares, OTPP, the Executive, and the other parties thereto, as the same may be amended, modified or supplemented from time to time.
          (2) “Permitted Holder” means Ares, Ares Management, Inc., Ares Management LLC and OTPP.

          (3) “Related Party” means:
               (x) any controlling equityholder, managing general partner or majority-owned subsidiary, of any Permitted Holder;
               (y) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (x); or
               (z) any investment fund or similar entity managed by any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (x) or (y).
          (j) For purposes of this Agreement, the termination of the Executive’s employment shall be deemed to have been “in anticipation of” a Change in Control if such termination occurs at any time from and after the period beginning six (6) months prior to a Change in Control and such termination occurs (i) after a definitive agreement is entered into by Centers or Holdings providing for a Change in Control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control.
          (k) Notwithstanding anything in Section 4.3(i) to the contrary, “Change in Control” shall have the definition of “Change in Control” contained in Section 409A of the Code in any instance in which amounts are paid under this Agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Section 409A.
          4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason.
          (a) (i) GNC may, upon action of the Holdings Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause,” or (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.
          (b) In the event the Executive’s employment is terminated pursuant to this Section 4.4, then the Executive shall be entitled to receive all of the Accrued Obligations (other than, in the event of a termination for Cause, the Accrued Bonus) in accordance with Section 4.2(b)(i). All other rights of the Executive (and all obligations of GNC) hereunder shall terminate as of the date of such termination.
          4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by GNC and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer and director positions that the Executive, immediately prior to such termination, (a) held with GNC or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, GNC or any of its Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then the Executive will, upon GNC’s request, execute any documents or instruments that GNC may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of Holdings, Centers or of any of their Affiliates to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of Holdings, Centers or their Affiliates is deemed by GNC or its Affiliates to be a more expedient means to effectuate such resignation or resignations.
          4.6 Section 409A of the Code.
          (a) Although GNC does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
          (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
          (d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Centers.
          (e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

          (f) If the Executive is deemed on the date of termination of employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by GNC from time to time, or if none, the default methodology, then:
               (i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death; and
               (ii) On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section 4.6 (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), together with interest accrued thereon at the applicable federal rate, shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section 4.6 shall be made to the Executive.
          (g) In no event whatsoever shall GNC or any of their Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A other than for withholding obligations or other obligations applicable to employers, if any, under Code Section 409A.
          4.7 No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise, and, except as specifically provided in this Agreement, the amounts of compensation and benefits payable or otherwise due to the Executive under this Section 4 or other provisions of this Agreement shall not be reduced by compensation or benefits received by the Executive from any other employment he shall choose to undertake following termination of his employment under this Agreement. Further, any amounts owed to the Executive under this Agreement may not be offset by any claims Centers may have against the Executive, and Centers’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any other circumstances, including, without limitation, any counterclaim, right of set-off, recoupment, defense, or other right that Centers may have against the Executive or other Persons.
     5. Confidentiality, Work Product, Non-Competition and Non-Solicitation.
          5.1 Confidentiality.
          (a) In connection with the Executive’s employment hereunder, GNC and its Affiliates intend to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d) hereof) in support of the Executive’s employment duties. The Executive recognizes that the business interests of GNC and its Affiliates require a confidential relationship between GNC, its Affiliates and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in Section 5.4(e) hereof) any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the benefit of GNC and its Affiliates within the course and scope of the Executive’s employment or with the prior written consent of the Holdings Board, or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to GNC or its Affiliates.
          (b) All Confidential Information, and all other information and property affecting or relating to the business of GNC and its Affiliates within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of GNC and its Affiliates, the appropriation, use or disclosure of which is governed and restricted by this Agreement.
          (c) The Executive acknowledges and agrees that:
               (i) the Executive occupies a unique position within GNC, and the Executive is and will be intimately involved in the development or implementation of Confidential Information;
               (ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and
               (iii) any Misappropriation of Confidential Information will result in immediate and irreparable harm to GNC and its Affiliates.
          (d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify GNC and provide a description and, if applicable, hand deliver a copy of such request to GNC. The Executive irrevocably nominates and appoints GNC as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.
          (e) At any time GNC may reasonably request, during or after the Employment Period, the Executive shall deliver to GNC all originals and copies of Confidential Information and all other information and property affecting or relating to the businesses of GNC and its Affiliates within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, GNC shall have the right of reasonable access to review, inspect, copy or confiscate any Confidential Information within the Executive’s possession, custody or control.
          (f) Upon termination or expiration of this Agreement, the Executive shall immediately return to GNC or its Affiliates, as applicable, all Confidential Information, and all other information and property affecting or relating to the business of GNC and its Affiliates, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior request by GNC.
          (g) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of Holdings, Centers or any of their Affiliates or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of GNC or its Affiliates, as applicable.
          5.2 Work Product/Intellectual Property.
          (a) Assignment. The Executive hereby assigns to GNC all right, title and interest to all “Work Product” (as defined in Section 5.4(h) hereof) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).
          (b) Disclosure. The Executive shall promptly disclose Work Product to the Holdings Board and perform all actions reasonably requested by GNC (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Holdings Board.
          5.3 Non-Competition and Non-Solicitation.
          (a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement, including, without limitation, continued employment with Centers and the business relationships, goodwill, work experience, client, customer and vendor relationships and other fruits of employment that the Executive will have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3.
          (b) During the Employment Period and until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of any of the Company Parties are conducted:
               (i) subject to Section 5.3(c), engage in a Competing Business (as defined in Section 5.4(c) hereof), including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

               (ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility or contact during the Employment Period, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with any of the Company Parties for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or
               (iii) (A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant).
          (c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Exchange Act, and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Holdings Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.
          (d) The Executive acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Executive shall include, without limitation, an act by the Executive’s spouse, ancestor, lineal descendant, lineal descendant’s spouse, sibling or other member of the Executive’s immediate family.
          (e) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of GNC or its Affiliates, including without limitation, Confidential Information (including trade secrets), client, customer or vendor relationships, client or customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this

Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause, and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.
          5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
          (b) “Company Parties” means GNC and its direct and indirect subsidiaries and Affiliates and their successors in interest. Notwithstanding the foregoing, “Company Parties” shall not include the Sponsor and or any entity in which the Sponsor has an equity interest other than GNC and its direct and indirect subsidiaries.
          (c) “Competing Business” means any business that competes with any of the Company Parties, including, without limitation, any enterprise that engages in, owns or operates businesses that market, sell, distribute, manufacture or otherwise are involved in the nutritional supplements industry.
          (d) Confidential Information.
               (i) “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to GNC or any of its Affiliates (as well as their customers and vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by GNC or any of its Affiliates, (C) because the disclosure of which would have a material adverse effect on the businesses or planned businesses of GNC or its Affiliates or (D) as a matter of law.
               (ii) Exclusions. Confidential Information does not include material, data or information (A) that GNC or any of its Affiliates has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of

Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.
               (iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to GNC or any of its Affiliates (as well as their clients, customers or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.
          (e) “Misappropriate”, or any form thereof, means:
               (i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or
               (ii) the disclosure or use of any Confidential Information without the express consent of GNC or any of its Affiliates, as applicable, by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information, (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential

Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to GNC or any of its Affiliates to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.
          (f) “Person” means (other than for purposes of Section 4.3(i)) any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.
          (g) “Restricted Period” means the eighteen (18) months after the date of termination of employment.
          (h) “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, materials, compositions, techniques, data, processes, formula, specifications, formulations, plans (marketing, business, strategic, technical or otherwise) concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with Centers (including employment prior to the date of this Agreement).
          5.5 Remedies. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, GNC or any of its Affiliates may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to the rights and causes of action at law of GNC or any of its Affiliates.
          5.6 Interpretation; Severability.
          (a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that GNC and its Affiliates have made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the legitimate business interests of GNC and its Affiliates.
          (b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the valid business interests of GNC and its Affiliates. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, GNC and its Affiliates shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.
     6. Miscellaneous.
          6.1 Public Statements.
          (a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by GNC, the Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive’s employment or termination from employment with Centers and any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room or program (past, present or future), whether published through the means of print, radio, television or the Internet or otherwise, and any member, representative, agent or employee of the same.
          (b) Non-Disparagement.
               (i) The Executive agrees that during the Employment Period or at any time thereafter, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of GNC or any of its Affiliates, which would constitute libel, slander or disparagement of GNC or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to GNC or any of its Affiliates; provided, however, that the terms of this Section 6.1(b) shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.
               (ii) GNC agrees that during the Employment Period or at any time thereafter, GNC will not make any statements, comments or communications in any form, oral, written or electronic, to any Media or any Person, which would constitute libel, slander or disparagement of the Executive, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Executive; provided, however, that the terms of this Section 6.1(b) shall not apply to any documents required to be filed by GNC with the Securities and Exchange Commission (provided that GNC is advised by legal counsel that such disclosure is required in order to comply with GNC’s legal obligations thereunder and such disclosure is limited to only that which is required to be so disclosed) or communications between GNC and, as applicable, GNC’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. GNC further agrees that GNC will not in any way solicit any such statements, comments or communications from others.
          6.2 Consent to Jurisdiction; Remedies. In the event of any dispute, controversy or claim between GNC or any of its Affiliates and the Executive arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties agree and consent to the personal jurisdiction of the Court of Common Pleas for Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania (collectively, the “Agreed Venue”) for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have non-exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The parties also agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the parties may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by any prevailing party as a result of any dispute involving the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Agreement) shall be paid by the non-prevailing party in such dispute.
          6.3 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of continued employment with Centers; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties, including the Original Employment Agreement; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all inventions and intellectual property developed by the Executive during any past employment with Centers and all goodwill developed with Centers’ clients, customers and other business contacts by the Executive during any past employment with Centers, as applicable, is the exclusive property of Centers; and (e) all Confidential Information or specialized training accessed, created, received or utilized by the Executive during any past employment with Centers, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.
          6.4 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and GNC with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, including, without limitation, the Original Employment Agreement and any term sheets contemplating the execution of an employment agreement setting forth the terms and conditions of the Executive’s continued employment with Centers. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.
          6.5 Governing Law. This Agreement is governed by and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.
          6.6 Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of Holdings or Centers arising out of this Agreement may be assigned by Holdings or Centers to any corporation or entity controlling, controlled by, or under common control with Holdings or Centers, as applicable, or to any Affiliates of Holdings or Centers, as applicable; provided, however, that the assignee shall first deliver to the Executive an express written assumption of this Agreement and Holdings’ or Centers’ obligations hereunder, as applicable. No such assignment shall relieve Holdings or Centers of their obligations under this Agreement without the express written consent of the Executive (which consent will not be unreasonably withheld). Subject to the foregoing, this Agreement is binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.
          6.7 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.
          6.8 Interpretation; Construction. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or exhibit hereto; (e) references to any gender include references to all genders; (f) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision); and (g) the word “or” shall be deemed to mean “and/or” unless the context clearly indicates otherwise.
          6.9 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when delivered or when mailed if such mailing is by United States registered or certified mail, return receipt requested, postage prepaid, or by other delivery service which provides evidence of delivery, as follows:
If to Centers or Holdings, to:
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Attention: General Counsel
with copies (which shall not constitute notice) to each of the following:
c/o Ares Corporate Opportunities Fund II, L.P.
1999 Avenue of the Stars
Los Angeles, California 90067
Facsimile: 310-210-4170
Attention: David Kaplan
and
c/o Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario
M2M 4H5
Facsimile: 416-730-5082
Attention: Lee Sienna
With a copy by Facsimile to: 416-730-3771
Attention: Legal Department
and

Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, California
Facsimile: 310-557-2193
Attention: Michael A. Woronoff, Esq.
If to the Executive, to:
Joseph M. Fortunato
4191 Muirfield Circle
Nevillewood, PA 15142
with a copy (which shall not constitute notice) to:
Kirkpatrick & Lockhart Preston Gates Ellis LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
Attention: Robert P. Zinn, Esq.
Telephone: (412) 355-8687
Facsimile: (412) 355-6501
or to such other address as one party may provide in writing to the other party from time to time.
          6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
          6.11 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.
          6.12 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.
          6.13 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which the Executive has agreed.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, to be effective for all purposes as of the Effective Date.

GENERAL NUTRITION CENTERS, INC.
By:	/s/Gerald J. Stubenhofer
	Name:	Gerald J. Stubenhofer
	Title:	Senior Vice President and Chief Legal Officer

GNC ACQUISITION HOLDINGS INC.
By:	/s/Gerald J. Stubenhofer
	Name:	Gerald J. Stubenhofer
	Title:	Senior Vice President and Chief Legal Officer

EXECUTIVE
/s/Joseph M. Fortunato
Joseph M. Fortunato

EXHIBIT A
Current Activities
None

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Exhibit B
Fringe Benefits
1.	Health insurance in accordance with Centers’ health insurance plan or program in effect from time to time.

2.	Prescription drug coverage in accordance with Centers’ health insurance plan or program, or separate prescription drug coverage plan or program, in effect from time to time.

3.	Dental insurance in accordance with Centers’ dental insurance plan or program in effect from time to time.

4.	Long-term disability insurance in accordance with Centers’ long-term disability insurance plan or program in effect from time to time.

5.	Short-term disability insurance in accordance with Centers’ short-term insurance plan or program in effect from time to time.

6.	Life insurance coverage in amount equal to two (2) times Base Salary, subject to the Executive’s insurability at standard rates and the Executive’s full cooperation in obtaining such coverage (including, without limitation, taking any required physical examinations and signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance).

7.	Automobile allowance in an annual amount equal to $11,500, which shall be paid in 26 equal bi-weekly installments each year in accordance with Centers’ normal payroll practices and procedures in effect from time to time.

8.	Professional Assistance with an annual value in an amount equal to $10,500, which shall be paid in 26 equal bi-weekly installments each year in accordance with Centers’ normal payroll practices and procedures in effect from time to time.

9.	A supplemental retirement allowance in an annual amount equal to $25,000, which shall be paid in 26 equal bi-weekly installments each year in accordance with Centers’ normal payroll practices and procedures in effect from time to time.

10.	A financial planning and tax preparation allowance in an amount equal to $8,000 per year, which shall be paid in 26 equal bi-weekly installments each year in accordance with Centers’ normal payroll practices and procedures in effect from time to time.

11.	A downtown Pittsburgh parking Gold Lease with an annual value in an amount equal to $3,300.

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12.	An executive medical allowance in an annual amount equal to $6,000, which shall be paid in 26 equal bi-weekly installments each year in accordance with Centers’ normal payroll practices and procedures in effect from time to time.

13.	Allowance for country club dues and expenses incurred for business reasons in an annual amount equal to $15,000 plus a one-time membership fee of $10,000 for a business club.

14.	First class air travel for all business trips.

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EXHIBIT C
Form of General Release and Waiver
          THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of                                                              , 20       , by Joseph M. Fortunato (the “Executive”) in favor of GNC Acquisition Holdings Inc. (“Holdings”) and General Nutrition Centers, Inc. (“Centers,” and together with Holdings, referred to herein as “GNC”).
          1. Confirmation of Termination. The Executive’s employment with Centers is terminated as of                                          , 20        (the “Termination Date”). The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Centers. The Executive acknowledges and agrees that Centers shall not have any obligation to rehire the Executive, nor shall GNC have any obligation to consider him for employment, after the Termination Date. The Executive agrees that he will not seek employment with GNC at any time in the future.
          2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of Holdings, Centers and any of their Affiliates (as defined in the Employment Agreement, effective as of March 16, 2007, by and among Centers, Holdings and the Executive (the “Employment Agreement”)) and from any such positions held with any other entities at the direction of, or as a result of the Executive’s affiliation with, GNC or any of its Affiliates. The Executive agrees to promptly execute and deliver such other documents as GNC shall reasonably request to evidence such resignations. In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, GNC or any of its Affiliates.
          3. Termination Benefits. Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) set forth under Section 4.3(d) of the Employment Agreement (the “Termination Benefits”).
          4. General Release and Waiver. In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits (a) GNC, and any Company Party (as defined in the Employment Agreement) and all of their respective past, present, and future subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present, and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, acting on behalf of GNC or any Company Party, and (b) the Sponsor (as defined in the Employment Agreement) and any of its successors and assigns or assets, and any of its present, and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers,

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supervisors, shareholders, investors, legal representatives and employees, acting on behalf of the Sponsor (each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Immigration Reform and Control Act of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, or any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws. This Release is for any and all claims arising from or relating to the Executive’s employment relationship with Centers and his service relationship as an officer or director of Centers or Holdings, or as a result of the termination of such relationships. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This Release shall not apply to the obligation of Centers to provide the Executive with the Termination Benefits and any provision relating thereto under the Employment Agreement or to the Executive’s rights in his capacity as a stockholder of Holdings or to indemnification pursuant to any provisions of Centers’, Holdings’, or any Company Party’s certificate of incorporation, bylaws, or other governing documents, any contract, or any directors and officers liability insurance policies maintained by or for the benefit of any of the foregoing.
          5. Continuing Covenants. The Executive acknowledges and agrees that he remains subject to the provisions of Sections 5 and 6.1 of the Employment Agreement which remain in full force and effect for the periods set forth therein.
          6. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by GNC or any of its Affiliates.
          7. Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

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          8. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).
          9. Knowing and Voluntary Waiver. The Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least twenty-one (21) days; (c) is hereby advised by GNC in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven (7) days in which to revoke this Release (as described in Section 10) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
          10. Effective Time of Release. The Executive may accept this Release by signing it and returning it to [NAME], General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222, within twenty-one (21) days of his receipt of the same. After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to [NAME] at the address above (or by fax at [FAX NUMBER]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Agreement. The effective date of this Agreement shall be the eight (8th) day after the Executive signs this Agreement (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse Centers for the amounts of such payment.
     IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE:

Name:	Joseph M. Fortunato

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